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Exhibit 99.1

PRESS RELEASE
For Immediate Distribution	Contact: Intrepid Potash, Inc.
William Kent Phone: 303-296-3006

Intrepid Announces Management Changes

        Denver, Colorado; May 19, 2010—Intrepid Potash, Inc. (NYSE:IPI) announced today several management changes, all of which are effective immediately. Robert P. Jornayvaz III has become Executive Chairman of the Board and has transitioned from his role as Chief Executive Officer. David W. Honeyfield, Intrepid's Executive Vice President, Chief Financial Officer, Treasurer and Secretary, has been promoted to President and will continue to serve as Chief Financial Officer and Treasurer. Hugh E. Harvey, Jr., Intrepid's Chief Technology Officer and a member of the Board of Directors, has become Executive Vice Chairman of the Board and has transitioned from his role as Chief Technology Officer. Messrs. Jornayvaz and Harvey remain Intrepid's largest stockholders with each owning approximately 20 percent of the issued and outstanding common stock of Intrepid.

        As Executive Chairman of the Board, a newly created position, Mr. Jornayvaz will continue to be Intrepid's principal executive officer but will turn over certain day-to-day duties to Mr. Honeyfield as President. This transition of duties will permit Mr. Jornayvaz to focus on strategic matters for Intrepid, especially matters relating to long-term corporate growth opportunities, sales and marketing, mineral leasing and government affairs. Mr. Jornayvaz will continue to represent Intrepid in connection with Intrepid's involvement with industry trade organizations. As President, Mr. Honeyfield will report directly to Mr. Jornayvaz and will, among other things, be responsible for day-to-day business operations and the execution of capital investment projects. In addition, Mr. Honeyfield will continue to have his same responsibilities as Chief Financial Officer and Treasurer. As Executive Vice Chairman of the Board, a newly created position, Mr. Harvey will advise and collaborate with management on various matters relating to the operations and technology of Intrepid. With the recent hiring of John G. Mansanti, Vice President of Operations, the day-to-day operations and technical implementation of the capital investment program have been transferred to Mr. Mansanti. Messrs. Jornayvaz and Harvey will continue to be employees of Intrepid and will continue to office out of Intrepid's headquarters in Denver, Colorado.

        "The management changes announced today reflect the natural evolution of Intrepid and the strength of the senior management team that we have hired and developed over the last several years," said Mr. Jornayvaz. Mr. Jornayvaz continued, "Intrepid is at a point in its development where the successful execution of strategic capital projects is the most important part of our organic growth strategy. With the planned implementation of our Langbeinite Recovery Improvement Project, the planned development of the HB Mine as a solar solution mine, and our numerous other capital projects, Intrepid is poised to increase recoveries and production which we expect to lower our per ton operating costs. Dave Honeyfield has demonstrated through his leadership and management skills that he is the right person to execute our well-defined strategic plan. Moreover, Dave's 20 years of professional experience working with companies operating in extractive industries gives him the right background to be successful as President of Intrepid. Together with the other members of our management team in Denver, Carlsbad, Moab and Wendover, I am confident in Dave's ability to lead the day-to-day operations at Intrepid and to successfully execute on our strategic capital projects."

        Intrepid is the largest producer of potash in the U.S. and is dedicated to the production and marketing of potash and TrioTM, a product produced from langbeinite ore. Intrepid owns five active potash production facilities—three in New Mexico and two in Utah.

        Intrepid routinely posts important information about its business on its website under the Investor Relations tab. The website address for Intrepid is http://www.intrepidpotash.com.

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        Certain statements in this press release, and other written or oral statements made by or on behalf of us, are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, including statements regarding guidance, are forward-looking statements within the meaning of these laws. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that the expectations will be realized. These forward-looking statements are subject to a number of known and unknown risks and uncertainties, many of which are beyond our control that could cause actual results to differ materially and adversely from such statements. These risks and uncertainties include: changes in the price of potash or langbeinite; operational difficulties at our facilities; the ability to hire and retain qualified employees; changes in demand and/or supply for potash or langbeinite; changes in our reserve estimates; our ability to achieve the initiatives of our business strategy, including but not limited to the development of the HB Mine as a solution mine and the further development of our langbeinite recovery assets; changes in the prices of our raw materials, including but not limited to the price of natural gas and power; fluctuations in the costs of transporting our products to customers; changes in labor costs and availability of labor with mining expertise; the impact of federal, state or local government regulations, including but not limited to environmental and mining regulations, and the enforcement of such regulations; competition in the fertilizer industry; declines in U.S. or world agricultural production; declines in oil and gas drilling; changes in economic conditions; adverse weather events at our facilities; our ability to comply with covenants inherent in our current and future debt obligations to avoid defaulting under those agreements; disruptions in credit markets; governmental policy changes that may adversely affect our business and the risk factors detailed in our filings with the U.S. Securities and Exchange Commission. Please refer to those filings for more information on these risk factors. These forward-looking statements speak only as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as the result of future events, new information or otherwise.

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Intrepid Announces Management Changes